Exhibit 2.2

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of July 26, 2019, to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of April 29, 2018, by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), and, for the limited purposes of the covenants and representations and warranties set forth in the Agreement that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands (“DT Holdco”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

RECITALS

WHEREAS, Section 8.3 of the Agreement permits the parties to amend the Agreement by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors (or comparable governing body) or a duly authorized committee thereof; and

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Agreement. Each reference herein to “the date of this Amendment” shall refer to the date first set forth above and each reference to “the date of this Agreement” or similar references shall refer to April 29, 2018.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1 Amendment to Section 1.3 of the Agreement. Section 1.3 of the Agreement shall be amended and restated in its entirety as follows:

Unless otherwise mutually agreed in writing between Sprint and T-Mobile, the closing of the Merger Transactions (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 a.m., New York time, on the first day of a calendar month, other than any month that is the third month of a calendar quarter (or, if such day is not a business day, the following business day), which such day is at least three (3) business days (the “Closing Date”) following the day on which the last to be satisfied or waived (other than those conditions that are not legally permitted to be waived) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as may be mutually agreed in writing among the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) any date during or after the Marketing Period specified by T-Mobile on no less than three (3) business days’ notice to Sprint; provided that to the extent that such date falls on a date that is after the Outside Date, T-Mobile shall obtain Sprint’s prior written consent, and (b) the first day of a calendar month, other than any month that is the third month of a calendar quarter (or, if such day is not a business day, the following business day), which such day is at least three (3) business days following the final day of the Marketing Period.

2.2 Amendment to Section 2.5(b) of the Agreement. Section 2.5(b) of the Agreement shall be amended by adding, immediately following clause (ii) thereof, the words “and (iii) the authorized share count shall be 4,000,000,000 shares of common stock, par value $0.01 per share.”

2.3 Additional Provisions relating to Section 6.3 of the Agreement. Notwithstanding anything to the contrary in Section 6.3 or any other provision of the Agreement, from and after the date of this Amendment, none of T-Mobile, Merger Sub, Merger Company, either DT Party, Sprint or any SoftBank Party shall be required to take, or cause to be taken (or agree to take, or agree to cause to be taken) (and, unless requested by both T-Mobile and DT, neither Sprint nor any SoftBank Party shall take, or cause to be taken (or agree to take, or agree to cause to be taken)), any action authorizing, committing to, agreeing to, implementing or effecting, by consent decree, hold separate order, any agreement or letter (including any agreement or letter to address U.S. national security, law enforcement or public safety interests or to mitigate any foreign ownership, control or influence over the businesses of Sprint or T-Mobile), or otherwise, (x) the sale, divestiture, license or disposition of any of the assets or businesses of Sprint or T-Mobile or their respective subsidiaries or (y) restrictions, limitations or conditions, or actions that would limit Sprint or T-Mobile, or their respective subsidiaries, in its freedom of action or operations or ability to retain any businesses, product lines or assets, or any combination thereof, other than those matters expressly set forth on Schedule A to this Amendment, and the parties hereto expressly agree that any such action (including any matter set forth in clause (x) or (y)), other than those matters specifically set forth on Schedule A to this Amendment, shall constitute a “Regulatory Material Adverse Condition” for purposes of the Agreement and this Amendment

(and the parties hereby agree that no matter set forth on Schedule A to this Amendment constitutes a “Regulatory Material Adverse Condition”). For the avoidance of doubt, any action that would constitute a Regulatory Material Adverse Condition (or any waiver of a Regulatory Material Adverse Condition) shall require the prior written consent of each of T-Mobile, Sprint, DT and SoftBank. In the event of any conflict or inconsistency between this Section 2.3 of this Amendment and any other provision of the Agreement or this Amendment, this Section 2.3 of this Amendment shall control.

2.4 Amendment to Section 8.1(b)(i) of the Agreement. Section 8.1(b)(i) of the Agreement shall be amended and restated in its entirety as follows:

if the Merger Transactions shall not have been consummated on or before November 1, 2019, or, if the Marketing Period has started and is in effect at such date, then January 2, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any DT Party’s, material breach of its obligations under this Agreement, the SoftBank Support Agreement or the DT Support Agreement, as applicable, has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by such time.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations and Warranties of T-Mobile, Merger Sub, Merger Company, DT and DT Holdco. Each of T-Mobile, Merger Sub, Merger Company, DT and DT Holdco represent and warrant to Sprint and SoftBank as follows: (i) such party has all requisite power and authority to execute, deliver and perform its obligations under this Amendment, (ii) the execution and delivery of this Amendment by such party have been duly authorized by all necessary action on the part of such party and (iii) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

3.2 Additional Representations and Warranties of Sprint, Starburst, Galaxy and SoftBank. Each of Sprint, Starburst, Galaxy and SoftBank represent and warrant to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows: (i) such party has all requisite power and authority to execute, deliver and perform its obligations under this Amendment, (ii) the execution and delivery of this Amendment by such party have been duly authorized by all necessary action on the part of such party and (iii) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS AND GENERAL

4.1 Ratification; No Further Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term, condition or provision of the Agreement or any of the documents, schedules or exhibits referred to therein. Any amendment or modification of this Amendment shall require the prior written consent of each of T-Mobile, Sprint, the DT Parties and the SoftBank Parties.

4.2 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes. From and after the date of this Amendment, any reference in the Agreement to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import shall refer to the Agreement as amended by this Amendment. The provisions of Section 8.3 (Amendment), Section 8.4 (Extension; Waiver) and Article X (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

4.3 Entire Agreement. This Amendment and the Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement and the Roaming Agreement, constitute the entire agreement among the parties hereto, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger Transactions and the other transactions contemplated by the Agreement and this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

T-MOBILE US, INC.

By:	/s/ John J. Legere
	Name:	John J. Legere
	Title:	Chief Executive Officer

SUPERIOR MERGER SUB CORPORATION

By:	/s/ G. Michael Sievert
	Name:	G. Michael Sievert
	Title:	President

HURON MERGER SUB LLC

By:	/s/ G. Michael Sievert
	Name:	G. Michael Sievert
	Title:	President

SPRINT CORPORATION

By:	/s/ Marcelo Claure
	Name:	Marcelo Claure
	Title:	Executive Chairman

DEUTSCHE TELEKOM AG

By:	/s/ Dr. Christian P. Illek
	Name:	Dr. Christian P. Illek
	Title:	Board Member for Finance (Chief Financial Officer)

By:	/s/ Philipp Pohlmann
	Name:	Philipp Pohlmann
	Title:	Senior Vice President DT Finance US&GD

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
	Name:	Masayoshi Son
	Title:	Chairman and Chief Executive Officer

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	President

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	President

DEUTSCHE TELEKOM HOLDING B.V.

By:	/s/ Frans Roose
	Name:	Frans Roose
	Title:	Managing Director

By:	/s/ Ton Zijlstra
	Name:	Ton Zijlstra
	Title:	Managing Director